AMENDMENT NO.3 TO ADMINISTRATION SERVICES AGREEMENT

This Amendment No. 3 to the Administration Services Agreement (the “Agreement”) is made June 30, 2025, by and between NexPoint Asset Management, L.P. (formerly Highland Capital Management Fund Advisors, L.P.), a Delaware limited partnership (the “NexPoint”), and NexPoint Funds I (formerly Highland Funds I), a Delaware statutory trust (the “Trust”).

WHEREAS, NexPoint provides administration services to the Trust pursuant to an Administration Services Agreement (the “Original Agreement”) dated December 15, 2011; and

WHEREAS, NexPoint and the Trust desire to amend the Original Agreement in order to add NexPoint Credit Catalyst Fund to the series of the Trust receiving the services contemplated in the Original Agreement; and

WHEREAS, Section 17 of the Original Agreement provides that the Original Agreement may be changed by a written amendment;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

Exhibit A of the Original Agreement shall be deleted and replaced in its entirety with the Exhibit A attached hereto, effective as of the date set forth above.

Except as expressly set forth above, the Original Agreement will remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

NEXPOINT ASSET MANAGEMENT, L.P.

By:	/s/ Frank Waterhouse
Name:	Frank Waterhouse
Title:	Treasurer

NexPoint Asset Management, L.P.

NEXPOINT FUND I

By:	/s/ Will Mabry
Name:	Will Mabry
Title:	Assistant Treasurer

EXHIBIT A

Portfolio	Administration Fee
NexPoint Event Driven Fund	0.20%
NexPoint Merger Arbitrage Fund	0.20%
NexPoint Credit Catalyst Fund	0.20%

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